                                                                 Exhibit (a)(14)

This announcement is neither an offer to exchange or purchase nor a solicitation of an offer to exchange or sell Pechiney Securities (as defined below). The Offer (as defined below) is made solely by the Prospectus (as defined below), the related Letter of Transmittal, the related Forms of Acceptance and any amendments or supplements thereto, and is being made to all holders of Pechiney Securities (other than Pechiney ADSs (as defined below)) who are located in the United States and Canada and to all holders of Pechiney ADSs, wherever located.
 This Offer is not being made to, nor will Pechiney Securities be accepted from or on behalf of, holders of Pechiney Securities in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with applicable law. In jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Alcan by Morgan Stanley & Co. Incorporated (the "Dealer Manager") or one or more registered brokers or dealers licensed under the laws of the relevant jurisdiction.

                           NOTICE OF OFFER TO EXCHANGE

                E24.60 IN CASH AND THE NUMBER OF COMMON SHARES OF
                                      ALCAN
         EQUAL TO 22.9 DIVIDED BY THE REFERENCE VALUE (AS DEFINED BELOW)
                                       FOR
                          EACH OUTSTANDING COMMON SHARE
                 EACH 10 OUTSTANDING BONUS ALLOCATION RIGHTS; OR
                  EACH 2 OUTSTANDING AMERICAN DEPOSITARY SHARES
                                       OF
                                    PECHINEY
                                       AND
                                 E83.40 IN CASH
                                       FOR
                             EACH OUTSTANDING OCEANE
                                       OF
                                    PECHINEY

      Alcan Inc., a Canadian corporation ("Alcan" or the "Offeror") is offering to exchange for each common share of Pechiney, a French societe anonyme ("Pechiney"), nominal value of E15.25 per share (each, a "Pechiney Common Share"), each 10 bonus allocation rights of Pechiney, each right entitling its holder to 0.1 of a Pechiney Common Share (the "Pechiney Bonus Allocation Rights"), or each two American depositary shares of Pechiney, each representing one-half of one Pechiney Common Share (the "Pechiney ADSs"), in each case that is or are validly tendered and not properly withdrawn: (i) E24.60 in cash and
(ii) the number of common shares of Alcan, without nominal or par value (the "Alcan Common Shares"), equal to 22.9 divided by the "Reference Value," as defined below, provided, however, that this number of Alcan Common Shares shall in no event be less than 0.6001. Alcan is also offering to pay E83.40 in cash for each bond issued by Pechiney that is convertible or exchangeable into new or existing Pechiney Common Shares (obligations a option de conversion en actions nouvelles et/ou d'echange en actions existantes) (the "Pechiney OCEANEs"), that is validly tendered and not properly withdrawn. The Pechiney Common Shares, Pechiney Bonus Allocation Rights, Pechiney ADSs and Pechiney OCEANEs are referred to as the "Pechiney Securities." These offers (collectively, the "Offer") are being made on the terms and subject to the conditions set forth in the prospectus, dated October 24, 2003 (the "Prospectus"), in the related Letter of Transmittal and in the related Forms of Acceptance. The "Reference Value" is defined as the greater of (i) 27.4 and (ii) the "Average Value", which is the arithmetic average of the volume weighted average daily trading prices of Alcan Common Shares on the New York Stock Exchange as they appear on the Bloomberg on-line information service (code:VWAP) (expressed in U.S. dollars and translated into euros at each applicable day's noon buying rate) for 10 U.S. trading days, chosen at random by a French judicial officer from among the 30 U.S. trading days between (but not including) the 36th and 5th U.S. trading day preceding the expiration date of the Offer. No fractional Alcan Common Shares will be issued in connection with the Offer. Alcan or an intermediary acting for Alcan will aggregate the fractional Alcan Common Shares that would otherwise be issued to tendering holders of Pechiney Securities and arrange for them to be sold in the market. Each tendering holder of Pechiney Securities will receive a pro rata portion of the net proceeds of a sale instead of any fractional Alcan Common Shares that would otherwise have been issued to the holder.

      Alcan reserves the option of substituting an equivalent amount of cash in place of all or a portion of the Alcan Common Shares to be issued as consideration in the Offer, valued at the Average Value. Alcan will determine before the open of the fifth French trading day before the expiration of the Offer the portion, if any, of the Alcan Common Shares to be substituted with cash. The same amount of additional cash, if any, and the same number of Alcan Common Shares will be paid for each Pechiney Common Share, each 10 Pechiney Bonus Allocation Rights and each 2 Pechiney ADSs tendered. The number of Alcan Common Shares to be issued for each Pechiney Common Share, each 10 Pechiney Bonus Allocation Rights or each 2 Pechiney ADSs, after determination of the portion of the consideration paid in cash, is called the "Offered Exchange Ratio." Alcan will announce the Average Value and the Offered Exchange Ratio, together with the portion of the consideration to be paid in cash, by press release, before the open of the fifth French trading day before the expiration date of the Offer.

      If, following the conclusion of the Offer (including any subsequent offering period), the number of Pechiney Securities tendered into the Offer and the French Offer (as defined below), as indicated in the results of the Offer and the French Offer published by Euronext Paris, represents more than 95% of the capital and voting rights of Pechiney (based on the same classes of capital listed in the numerator and the denominator of the minimum tender condition described below), Alcan will provide the following additional consideration to the tendering Pechiney securityholders: (i) E1 for each Pechiney Common Share tendered in the Offer; (ii) E0.10 for each Pechiney Bonus Allocation Right tendered in the Offer; (iii) E0.50 for each Pechiney ADS tendered in the Offer; and (iv) E0.40 for each Pechiney OCEANE tendered in the Offer.

      Holders of Pechiney stock purchase options or Pechiney stock subscription options who wish to tender into this Offer must exercise their options, and the Pechiney Common Shares must be credited to their accounts, prior to the expiration date of the Offer in order to be able to participate.

      The Offer is being made separately from a French offer, which is open to all holders of Pechiney Common Shares, Pechiney Bonus Allocation Rights and Pechiney OCEANEs who are located in France and other jurisdictions outside the United States and Canada (to the extent permitted by law and regulations) (the "French Offer"). Both offers are being made on the same terms and completion of the offers is subject to the same conditions.

      Alcan will pay the brokerage fees, if any, and related value added taxes incurred by Pechiney securityholders tendering into this Offer, up to a limit of 0.3% of the value of each Pechiney security tendered, and subject to a maximum amount of E150 per account, including all transfer taxes. Pechiney securityholders will not be reimbursed for any brokerage fees in any event that the Offer is withdrawn or lapses, as described below. Financial intermediaries will be paid a fee, net of tax, of E0.50 per Pechiney Common Share and E0.05 per Pechiney Bonus Allocation Right tendered into this Offer, with a minimum amount of E8 per account and a maximum amount of E200 per account. This fee will not be paid in the event that the Offer is withdrawn or lapses and will not be paid in any event with respect to Pechiney Securities owned by such financial intermediaries. Alcan will pay the fees charged by the ADS depositary for Pechiney ADSs tendered into the Offer, including any fees charged by the ADS depositary to redeposit Pechiney Common Shares underlying tendered Pechiney ADSs that have been previously withdrawn from deposit with the ADS depositary in the event that the Offer is not consummated. Alcan will pay all charges and expenses of The Bank of New York, which is acting as exchange agent for the Pechiney ADSs (the "ADR Exchange Agent"), and D. F. King & Co, Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 24, 2003, UNLESS THE EXPIRATION DATE OF THE FRENCH OFFER PERIOD IS SET AT A LATER DATE OR UNLESS THE OFFER IS EXTENDED OR LAPSES OR IS WITHDRAWN PRIOR TO THAT TIME ON THE BASIS OF THE TERMS OF THE OFFERS.

      The Offer is conditional upon valid acceptances, that have not been withdrawn at the end of the offering period, in respect of Pechiney Securities representing a majority of the total share capital and voting rights in Pechiney, calculated on a fully diluted basis on the closing date of the offers, being tendered in the Offer and the French Offer, on a combined basis. For the purpose of calculating whether this threshold has been met the numerator will include all the Pechiney Securities tendered in the Offer and the French Offer, on a combined basis, including all (i) Pechiney Common Shares tendered and Pechiney ADSs tendered, (ii) Pechiney Common Shares underlying all tendered Pechiney OCEANEs (taking into account the number of Pechiney Common Shares into which the tendered Pechiney OCEANEs could be converted on the expiration date of the Offer), and (iii) Pechiney Common Shares underlying all tendered Pechiney Bonus Allocation Rights. The denominator for this calculation will be comprised of Pechiney's fully diluted share capital, including all (i) issued and outstanding Pechiney Common Shares and treasury stock held by Pechiney, (ii) Pechiney ADSs and (iii) Pechiney Common Shares underlying Pechiney OCEANEs, Pechiney Bonus Allocation Rights, and all outstanding Pechiney subscription stock options (whether or not exercisable during the offer period). Under French law and regulations, a waiver of the minimum tender condition is deemed an improved offer and Alcan may only file an improved offer with the French Consei des marches financiers (the "CMF") on or prior to the date that is five French trading days prior to the expiration of the offer period. If this minimum tender condition is not met, the Offer and the French Offer will lapse. Neither Alcan nor Pechiney securityholders will know whether the minimum tender condition has been met until the results of the Offer and the French Offer are published by the CMF following the expiration of the tender offer period.

      In accordance with French law and regulations, Alcan reserves the right to withdraw the Offer and the French Offer (i) within five French trading days following the date of publication by the CMF of the offer calendar for a competing offer for Pechiney or an improved bid by a competing bidder or (ii) with the prior approval of the CMF if, prior to the publication by the CMF of the definitive results of the Offer and the French Offer, Pechiney adopts definitive measures that modify Pechiney's substance ("modifiant sa consistance") or if the offer become irrelevant ("sans objet") under French law.

      If the Offer lapses because the condition precedent is not met, Alcan reserves the right to commence a new offer, or not to commence a new offer, in its discretion. If the Offer is withdrawn or lapses, the Pechiney Securities tendered in the Offer will be returned to tendering holders of Pechiney Securities, without interest or any other payment being due, within one to two French trading days following the announcement of the lapse or withdrawal.

      THE BOARD OF DIRECTORS OF PECHINEY HAS REVIEWED THE TERMS OF THE OFFERS AND DETERMINED THAT THE OFFERS "CONSTITUTED THE BEST VALUE ALTERNATIVE AVAILABLE TO PECHINEY SHAREHOLDERS", AND "DETERMINED TO RECOMMEND TO PECHINEY SHAREHOLDERS TO ACCEPT ALCAN'S NEW OFFER, WHICH IT VIEWS AS BEING IN THE BEST INTEREST OF THE COMPANY'S SHAREHOLDERS, EMPLOYEES AND CUSTOMERS."

      The tender period for the Offer has been established on the basis of the French Offer's tender period, which is determined by the CMF. The CMF solely determines whether or not to extend that offer period. Alcan may not itself extend the offer period. The CMF is expected to publish the definitive results of the Offer and the French Offer no later than nine French trading days following the expiration date of the offer period; however, upon its determination that the minimum tender condition for the Offer and the French Offer has been satisfied, the CMF will publish provisional results prior to its publication of the definitive results. The CMF may decide to extend the initial French Offer period under certain circumstances, related to, among other things, the success of the Offer and the French Offer or the initiation of a competing offer, and it may permit Alcan to open a subsequent offer period. The expiration date of the Offer will be aligned with the expiration date of the French Offer as established by the CMF. Any such extension of, or subsequent offer period for, the French Offer would trigger a corresponding extension of, or subsequent offer period for, the Offer. Alcan will issue a press release publicizing the CMF's decision on the day of such CMF decision, announcing the effects of that decision on the Offer and advising the then-remaining Pechiney securityholders subject to the Offer that they can tender their Pechiney Securities during the extended or subsequent offering period. Alcan has agreed that, if it acquires, through the Offer and the French Offer, between two-thirds and 95% of Pechiney's total share capital and voting rights (on a fully diluted basis), Alcan will provide a subsequent offering period of at least ten French trading days by issuing a press release publicizing this decision within ten French trading days following the publication of the definitive results of the Offer and the French Offer. The CMF would then set and publish the calendar for such a subsequent offering period, which would ordinarily begin within a few days following the publication by the CMF of the subsequent offer calendar. In any such subsequent offering period Alcan will offer the same consideration being offered during this initial offering period.

      Pechiney ADS certificates may be tendered pursuant to the Offer by delivering prior to the expiration date the following materials to the ADR Exchange Agent at one of its addresses set forth on the back cover of the
Prospectus: (1) Pechiney ADS certificates, (2) a properly completed and duly executed Letter of Transmittal, or a facsimile copy with an original manual signature, with any required signature guarantees, and (3) any other documents required by the Letter of Transmittal. Pechiney ADSs held in book-entry form may be tendered pursuant to the Offer by taking the following actions prior to the expiration date: (1) book-entry transfer of the Pechiney ADSs into the ADR exchange agent's account at the Depository Trust Company ("DTC"), (2) delivery to the ADR exchange agent at one of its addresses set forth on the back cover of the Prospectus of a properly completed and duly executed letter of transmittal, or a facsimile copy with an original manual signature, with any required signature guarantees, or an agent's message (as defined in the Prospectus), and
(3) delivery to the ADR exchange agent at one of its addresses set forth on the back cover of the Prospectus of any other documents required by the Letter of Transmittal. Pechiney Common Shares, Pechiney Bonus Allocation Rights or Pechiney OCEANEs held through a French financial intermediary may be tendered pursuant to the Offer only by completing the relevant Form of Acceptance and other transmittal materials sent by the French financial intermediary and pursuant to the instructions for participating in the Offer. Pechiney Common Shares, Pechiney Bonus Allocation Rights or Pechiney OCEANEs held through a U.S. custodian may be tendered pursuant to the Offer only by completing the relevant Form of Acceptance and other transmittal materials sent by the U.S. custodian pursuant to instructions for participating in the Offer. Pechiney Common Shares, Pechiney Bonus Allocation Rights or Pechiney OCEANEs may not be tendered by completing the Letter of Transmittal. In addition, tendering Holders of Pechiney Common Shares held in pure registered form will not be able to tender the Pechiney Common Shares pursuant to the Offer unless the Pechiney Common Shares are first converted to administered registered form as described in the Prospectus. All questions as to the validity, form and eligibility for exchange of any tendered Pechiney Securities will be determined by Alcan, in its discretion, and its determination will be final and binding on the holders of the Pechiney Securities.

      Tenders of Pechiney Securities made pursuant to the Offer are irrevocable, except that Pechiney Securities tendered pursuant to the Offer may be withdrawn at any time prior to and including the expiration date. For a withdrawal to be effective, the French financial intermediary, the U.S. custodian or the ADR exchange agent, as applicable, must receive a timely written or facsimile transmission notice of withdrawal. Any such notice must specify the name of the person who tendered the Pechiney Securities being withdrawn, the number of Pechiney Securities being withdrawn and the name of the registered holder if different from that of the person who tendered such Pechiney Securities. If certificates evidencing Pechiney ADSs being withdrawn have been delivered or otherwise identified to the ADR exchange agent, then, prior to the physical release of such certificates, (1) the ADR exchange agent also must receive the name of the registered holder and the serial numbers of the particular certificate evidencing the Pechiney ADSs and (2) the signature(s) on the notice of withdrawal must be guaranteed by an eligible institution unless such Pechiney ADSs have been tendered for the account of an eligible institution. If Pechiney Securities have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Pechiney ADSs. If tendered Pechiney Common Shares, Pechiney Bonus Allocation Rights or Pechiney OCEANEs are being withdrawn, the notice of withdrawal must specify the name and number of the Euroclear France account to be credited with the withdrawn Pechiney Securities. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Alcan, in its sole discretion, and its determination will be final and binding on the holders of the Pechiney Securities.

      If the Offer and the French Offer are successful, Alcan Common Shares and cash will be delivered to tendering holders of Pechiney Securities following the publication by the CMF of the final results of the Offer and the French Offer. Settlement is currently expected to take place approximately 12 to 18 French trading days following the expiration date of the Offer and the French Offer. Similarly, in the event of a subsequent offering period, if any, settlement is expected to occur within 12 to 18 French trading days following the expiration of that subsequent offer period. With respect to tendered Pechiney ADSs only, the cash consideration payable in the Offer will be paid in U.S. dollars calculated by converting the applicable amount in euros into U.S. dollars using a current spot exchange rate. Alcan Common Shares to be evidenced by certificates registered in the name of the tendering holder may not be delivered until approximately two weeks after the settlement date.

      The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Prospectus and is incorporated herein by reference. In connection with the Offer, Pechiney has provided Alcan with the names and addresses of all record holders of Pechiney Securities and security position listings of Pechiney ADSs held in stock depositories. The Prospectus, the related Letter of Transmittal, the related Forms of Acceptance and other related materials will be mailed to registered holders of Pechiney ADSs and to registered holders of Pechiney Securities other than Pechiney ADSs in the United States and Canada and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Pechiney Securities.

      THE PROSPECTUS, THE RELATED LETTER OF TRANSMITTAL AND THE RELATED FORMS OF ACCEPTANCE CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

      Any questions or requests for assistance or for additional copies of the Prospectus, the related Letter of Transmittal, the related Forms of Acceptance and other related tender offer materials may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished promptly at Alcan's expense.

                     The Information Agent for the Offer is:

                              D.F. KING & CO., INC.

                                                             EUROPE
          NORTH AMERICA                            No. 2 London Wall Buildings
         48 Wall Street                           London Wall, London EC2M 5PP
       New York, NY 10005                       Toll Free, France: 0 800 90 2614
   Toll Free: 1(800)488-8035                     Toll Free, U.K.: 0 800 389 7892
Banks and Brokers:1(212)269-5550                Call Collect: +(44) 20 7920 9700

                      The Dealer Manager for the Offer is:

                              [Morgan Stanley logo]

                        Morgan Stanley & Co. Incorporated
                     1585 Broadway, New York, New York 10036
                              Call: (212) 761-7018

October 27, 2003